INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT MADE THIS 27th day of July, 2012, among Nuveen Fund Advisors, Inc., a Delaware corporation and a registered investment adviser (“Manager”), Gresham Investment Management LLC, a Delaware limited liability company and a registered investment adviser (“Sub-Adviser”), and each registered investment company listed on Schedule A hereto (each a “Fund” and collectively the “Funds”).

WHEREAS, Manager is the investment manager for the Funds, each a series of Nuveen Investment Trust V (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, Manager desires to retain Sub-Adviser as its agent to furnish investment advisory services for each Fund upon the terms and conditions hereinafter set forth;

WHEREAS, Manager has caused the formation of a Cayman Islands Exempted Company as a wholly owned subsidiary of each Fund to implement the investment program of the Funds pursuant to separate sub-advisory agreements with the Exempted Companies (“Exempted Company Agreements”), and Sub-Adviser will be compensated for its services to each Exempted Company out of a portion of the fees paid to Manager by each Fund solely for administrative convenience due to considerations under the 1940 Act;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Manager hereby appoints Sub-Adviser to provide certain sub-investment advisory services with respect to the development of an investment program for each Fund and the portion of each Fund’s portfolio allocated by Manager to Sub-Adviser for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services to be Performed. Subject always to the supervision of Manager and the Trust’s Board of Trustees (the “Board”), Sub-Adviser is authorized to furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of futures contracts, forward contracts, options on futures contracts and other commodity interests (“Commodity Interests”) for the portion of each Fund’s investment portfolio allocated by Manager to Sub-Adviser. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Trust, will select and monitor each Fund’s investments in Commodity Interests, and will comply with the provisions of the Trust’s Declaration of Trust and By-laws, each as amended from time to time (the “Trust Documents”), and the stated investment objectives, policies and restrictions of each Fund. Manager will provide Sub-Adviser with current copies of the Trust Documents, each Fund’s prospectus and Statement of Additional Information and any amendments thereto, and any objectives, policies or restrictions not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. Sub-Adviser will report to Manager and the Board with respect to the implementation of its investment program for each Fund.

All commissions and expenses arising from the Sub-Adviser’s trading of Commodity Interests on behalf of the Fund, or other transactions in the course of the administration of the Fund’s account, shall be charged to the applicable Fund’s account with its clearing broker(s). Manager shall deliver to Sub-Adviser, and renew when necessary, a commodity trading authorization appointing Sub-Adviser as the Funds’ agent and attorney-in-fact for the purpose of trading Commodity Interests on behalf of the Funds. All trades for the accounts of the Funds directed by Sub-Adviser shall be made through such clearing broker(s) as Manager directs. Notwithstanding the foregoing, Sub-Adviser may place orders for transactions in Commodity Interests for the Funds through executing brokers or floor brokers selected by Sub-Adviser and may execute on behalf of the Funds “give-up” agreements with such executing brokers or floor brokers where necessary; provided that (i) Sub-Adviser will use its best efforts to obtain best execution of each Fund’s transactions and (ii) Sub-Adviser will provide Manager and the Funds on a quarterly basis with a list of the executing brokers or floor brokers Sub-Adviser is then using, and Manager may, within 5 days of receiving such list after consultation with Sub-Adviser, object to the use of an executing broker or floor broker because the Manager reasonably believes the use of such executing broker or floor broker would be detrimental to the Funds and their investors, and Sub-Adviser shall cease using such broker on behalf of the Funds. Any over-the-counter contracts in Commodity Interests transacted for the Funds’ accounts will be effected through the clearing broker or its affiliates, as agreed upon between Sub-Adviser and Manager. Sub-Adviser from time to time may select other dealers through which any such contracts will be traded, with the prior written consent of Manager.

Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable rules and regulations of the Securities and Exchange Commission and the Commodity Futures Trading Commission (“CFTC”) in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)	will report regularly to Manager and the Board and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Manager;

(d)	will prepare such books and records with respect to each Fund’s transactions in Commodity Interests as requested by Manager and will furnish Manager and the

Board such periodic and special reports as Manager or the Board may reasonably request; and

(e)	will monitor the pricing of the Funds’ Commodity Interests, and events relating to and the commodity markets in which the Funds trade, and will notify Manager promptly of any market events or other situations that come to its attention (particularly those that may occur after the close of a foreign market in which the Funds’ Commodity Interests may primarily trade but before the time at which the Funds’ Commodity Interests are priced on a given day) that may materially impact the pricing of one or more of the Funds’ Commodity Interests. In addition, upon the request of Manager, Sub-Adviser will assist Manager in evaluating the impact that such an event may have on the net asset value of the Funds and in determining a recommended fair value of the affected Commodity Interests. Sub-Adviser shall not be liable for any valuation determined or adopted by the Funds, the Funds’ custodian and/or portfolio accounting agent, as contemplated in this Agreement, unless such determination is made based upon information provided by Sub-Adviser that is materially incorrect or incomplete as a result of Sub-Adviser’s gross negligence.

3. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of investments (including brokerage commissions and other related expenses) purchased or sold for each Fund.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement and, solely for administrative convenience, the Exempted Company Agreements, Manager will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee for each Fund equal to a percentage (as set forth on Schedule A) of the remainder of (a) the investment management fee payable by each Fund to Manager based on average daily net assets pursuant to the Management Agreement between Manager and the Trust, less (b) any management fees, expenses, supermarket fees and alliance fees waived, reimbursed or paid by Manager in respect of each Fund.

The management fee shall accrue on each calendar day, and shall be payable monthly on the second business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of each Fund, determined in the manner established by the Board, as of the close of business on the last preceding business day on which each Fund’s net asset value was determined.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

5. Services to Others. Manager understands, and has advised the Board, that Sub-Adviser now acts, or may in the future act, as an investment adviser and/or commodity trading advisor to fiduciary and other managed accounts (including accounts owned by the Sub-Adviser and/or its principals), and as investment adviser or sub-investment adviser to other investment companies that are not series of the Trust. In addition, Manager understands, and has advised the Board, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full such efforts and service to the Funds. It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Funds in providing investment advice to its other investment advisory accounts or for managing its own accounts. Sub-Adviser agrees to comply with the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. If, at any time during the term of this Agreement, Sub-Adviser is required to aggregate the Funds’ Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, Sub-Adviser will promptly notify Manager if the Funds’ positions are included in an aggregate amount which exceeds the applicable speculative position limit. Sub-Adviser represents that, if speculative position limits are reached in any Commodity Interest contract, it will modify the trading instructions to the Funds’ accounts and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. Sub-Adviser currently believes and represents that such speculative limits will not materially affect its investment recommendations or strategy for the Funds given Sub-Adviser’s current accounts and all proposed accounts for which Sub-Adviser has a contract to act as a commodity trading advisor and/or investment adviser or sub-investment adviser.

6. Limitation of Liability. Sub-Adviser shall not be liable for, and Manager will not take any action against Sub-Adviser to hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by a Fund (including, without limitation, by reason of the purchase, sale or retention of any asset) in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Indemnity.

a)	In any threatened, pending or completed action, suit, or proceeding to which Sub-Adviser, its members, officers, directors, employees or associated persons (collectively, “its affiliates”) was or is a party or is threatened to be made a party by reason of the fact that Sub-Adviser is or was an investment sub-adviser of a Fund or otherwise, the Fund and the Manager, jointly and severally, shall indemnify and hold harmless, subject to subsection (d) below, Sub-Adviser and its affiliates against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates in connection with any action, suit or proceeding if Sub-Adviser acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Fund, and provided that its conduct does not constitute willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties under this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that Sub-Adviser did not act in good faith or in a manner which it reasonably believed to be in or not opposed to the best interests of the Fund.

b)	Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against Sub-Adviser or its affiliates may, in the sole discretion of Manager, be paid by a Fund in advance of the final disposition of such action, suit or proceeding, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the Fund in the event indemnification is not permitted under this Section 7.

c)	Sub-Adviser agrees to indemnify, defend and hold harmless the Funds, Manager and its affiliates (as defined above) against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates by reason of any act or omission of Sub-Adviser relating to a Fund (including costs and expenses of investigating and defending any claims, demand or suit and attorneys’ and accountants’ fees) if such act or omission materially violated the terms of this Agreement or involved willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

d)	Any indemnification under subsections (a) or (c) above, unless ordered by a court or administrative forum, shall be made only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the party claiming indemnification (the “Indemnitee”) has met the applicable standard of conduct set forth in subsection (a) or (c), as the case may be. To the extent that the Indemnitee or its affiliates have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (c) above, or in defense of any claim, issue or matter therein, the immediately preceding sentence of this subsection (d) shall not apply and the party obligated to indemnify the other party (the “Indemnitor”) shall indemnify the Indemnitee or its affiliates against the expenses, including attorneys’ and accountants’ fees, actually and reasonably incurred by it or its affiliates in connection therewith.

e)

In the event that any claim, dispute or litigation arises between Sub-Adviser and any party other than a Fund or Manager, which claim, dispute or litigation is unrelated to the Fund’s business, and if a Fund or Manager are made a party to such claim, dispute or litigation by such other party, Sub-Adviser shall defend any actions brought in connection therewith on behalf of the Fund and/or Manager each of whom agree to cooperate in such defense, and Sub-Adviser shall indemnify and hold harmless the Fund and Manager from and with respect to any amounts awarded to such other party. If any claim, dispute or litigation arises between a Fund and/or Manager and any party other than Sub-Adviser which claim, dispute or litigation is unrelated to Sub-Adviser’s duties under this Agreement, and if Sub-Adviser is made a party to such claim, dispute or litigation by such other party, the Fund and/or Manager, as the case may be, shall defend any actions brought in connection therewith on behalf of Sub-Adviser or its principals, each of whom agree to cooperate in such defense and the Fund and/or Manager, as the case may be, shall indemnify and hold harmless Sub-Adviser and its affiliates from and with respect to any amounts awarded to such other party. Notwithstanding any other provision of this subsection (e), if, in any claim as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim and shall be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim.

f)	None of the foregoing provisions for indemnification shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the Indemnitee without the prior consent of the Indemnitor; provided, however, that should the Indemnitor refuse to consent to a settlement approved by the Indemnitee, the Indemnitee may effect such settlement, pay such amount in settlement as it shall deem reasonable and seek a judicial or regulatory determination with respect to reimbursement by the Indemnitor of any loss, liability, damage, cost or expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Indemnitee in connection with such settlement to the extent such loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) was caused by or resulted from a material violation of this Agreement by the Indemnitor or violation of the standard of conduct or the representations and warranties set forth herein. Notwithstanding the foregoing, the Indemnitor shall, at all times, have the right to offer to settle any matters, and if the Indemnitor successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Indemnitor to the Indemnitee shall be the amount of said proposed settlement.

g)	The foregoing provisions for indemnification shall survive the termination of this Agreement.

h)	Sub-Adviser acknowledges as to it that the indemnities provided in this Agreement by Manager and the Funds to Sub-Adviser shall be inapplicable in the event of any liability accruing to the extent, if any, caused by or based upon Sub-Adviser’s misrepresentations, omissions or breach of any warranty in this Agreement.

i)	The Funds and Manager acknowledge as to each of them that the indemnities provided in this Agreement by the Sub-Adviser to the Funds and Manager shall be inapplicable in the event of any liability accruing to the extent, if any, caused by or based upon a Fund’s or Manager’s misrepresentations, omissions or breach of any warranty in this Agreement.

j)	Notwithstanding anything in this Agreement to the contrary, all securities laws impose liabilities under certain circumstances on persons who act in good faith, and, therefore, nothing in this Agreement shall constitute a waiver or limitation of liability under such laws to the extent (but only to the extent) such liability may not be waived, modified or limited.

8. Term; Termination; Amendment. As to each Fund, this Agreement shall become effective and shall run for an initial period as specified for each Fund in Schedule A hereto. This Agreement shall continue in force from year to year thereafter with respect to each Fund, but only as long as such continuance is specifically approved for each Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for each Fund, Sub-Adviser may continue to serve in such capacity for each Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by either party on sixty (60) days’ written notice to the other party. This Agreement may also be terminated by the Trust with respect to a Fund by action of the Board or by a vote of a majority of the outstanding voting securities of such Fund on sixty (60) days’ written notice to Sub-Adviser by the Trust.

This Agreement may be terminated with respect to each Fund at any time without the payment of any penalty by Manager or the Board or by vote of a majority of the outstanding voting securities of each Fund in the event that it shall have been established by a court of competent jurisdiction that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a breach of the covenants of Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination. This Agreement shall automatically terminate in the event the Management Agreement between Manager and the Trust is terminated, assigned or not renewed.

9. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party as set forth below:

If to Manager:	If to Sub-Adviser:

Nuveen Fund Advisors, Inc.	Gresham Investment Management LLC
333 West Wacker Drive	67 Irving Place, 12th Floor
Chicago, Illinois 60606	New York, NY 10003
Attention: Mr. Gifford R. Zimmerman	Attention: Mr. Jonathan S. Spencer

With a copy to:

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

or such address as such party may designate for the receipt of such notice.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11. Applicable Law, Entire Agreement, Amendments, Arbitration. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois. This Agreement is the entire agreement of the parties in respect of the subject matter and may be amended only by a writing signed by the parties. All disputes not resolved by negotiation shall be exclusively resolved by confidential binding arbitration in New York in accordance with the then rules of the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third by the two so selected. The arbitrators shall have no authority to amend this Agreement. Any award by the arbitrators may be entered as a judgment by any court having jurisdiction.

12. Sub-Adviser’s Statement of Exemption. The Sub-Adviser is registered with the CFTC as a commodity trading advisor but, until December 31, 2012, will provide commodity interest trading advice to each Fund as if the Sub-Adviser was exempt from registration as a commodity trading advisor, in reliance on CFTC Letter No. 12-03 (July 10, 2012).

13. Sub-Adviser’s Rule 4.7 Advisory and Company’s Consent. Beginning January 1, 2013, the Sub-Adviser will commence managing the account of the Fund or the Exempted Company as an exempt account under CFTC Rule 4.7 and provides the following advisory in connection therewith:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

Each Fund consents to its account and the account of the Exempted Company being managed by Sub-Adviser being an exempt account under CFTC Rule 4.7.

IN WITNESS WHEREOF, Manager, Sub-Adviser and the Funds have caused this Agreement to be executed as of the day and year first above written.

NUVEEN FUND ADVISORS, INC., a Delaware corporation	GRESHAM INVESTMENT MANAGEMENT LLC, a Delaware limited liability company

By: /s/ Kevin J. McCarthy	By: /s/ Jonathan Spencer
Title: Managing Director	Title: President

NUVEEN INVESTMENT TRUST V, a Massachusetts business trust, on behalf only of the Funds listed on Schedule A hereto

By: /s/ Kevin J. McCarthy

Title: Vice President

INVESTMENT SUB-ADVISORY AGREEMENT

Schedule A

Fund Name	Effective Date	Period End	Compensation Percentage
Nuveen Gresham Diversified Commodity Strategy Fund	July 23, 2012	August 1, 2013	47%
Nuveen Gresham Long/Short Commodity Strategy Fund	July 23, 2012	August 1, 2013	47.5%